EXHIBIT B-5


                           EMERGENCY PLAN
                     SUPPORT SERVICES AGREEMENT


      This Emergency Plan Support Services Agreement is made and entered into this 1 day of JANUARY , 1987, among Kansas Gas and Electric Company (hereinafter referred to as "KG&E") Kansas City Power & Light Company (hereinafter referred to as "KCPL") Kansas Electric Power Cooperative, Inc. (hereinafter referred to as "KEPCo") and Wolf Creek Nuclear Operating Corporation (hereinafter referred to as "WCNOC").

     WITNESSETH:

       WHEREAS,  KG&E,  KCPL  and  KEPCo  (hereinafter  referred   to
collectively as "Owners" and individually as "Owner") each own as tenant in common with the others, an undivided interest in the Wolf Creek Generating Station (hereinafter referred to as the "Station"); and

      WHEREAS, the Owners agreed to establish WCNOC to serve as the Operating Agent for the Station and the duties and responsibilities of WCNOC and the Owners are set out in the Wolf Creek Generating Station Operating Agreement among Kansas Gas and Electric Company, Kansas City Power & Light Company, Kansas Electric Power Cooperative, Inc. and Wolf Creek Nuclear Operating Corporation dated April 15, 1986; and

      WHEREAS, WCNOC desires that the owners provide certain services related to the Radiological Emergency Response Plan (RERP) of the Station, which services are more fully set out herein.

      NOW, THEREFORE, in consideration of these premises, the parties hereto do hereby agree as follows:

     1. The Owners shall perform those services and make available those personnel enumerated in Exhibit A and any successor thereto at the rates and charges set or referenced therein. The rates and charges shall be adjusted annually upon the mutual agreement of WCNOC and the Owners. The rates and charges set forth or referenced in Exhibit A and any successor thereto shall be at each Owner's cost, which cost shall be determined in accordance with sound accounting practices, shall include reasonable and appropriate indirect costs, including overheads, and shall be determined without profit to each Owner.

     2. Requests for those services or personnel enumerated in Exhibit A or any successor thereto shall be by a written WCNOC purchase order. During an actual emergency as defined in the RERP, it will not be necessary to issue a purchase order prior to performing any services or supplying personnel under this Agreement. The purchase order shall specify the services to be performed, or the personnel to be supplied, the rates to be charged for said services and personnel and any other material items necessary to perform said services. Each purchase order shall be considered a supplement to this agreement and is incorporated herein by reference.

     3. Except as WCNOC and the Owners may otherwise agree, WCNOC shall be responsible for determining the procedures to be followed relative to the services provided under this agreement and for making any reports to governmental authorities, except as prohibited or required by Title 10 of the Code of Federal Regulations or any other applicable governmental regulations or laws.

     4. If the services are to be performed by employees of an Owner at a location different from their regular place of employment, the services shall be deemed to commence when the employee begins preparation to depart from his regular work location to perform the services requested. The services shall be deemed to have terminated when the employee has returned to his regular work location.

     5. Each Owner shall, on a monthly basis, furnish WCNOC with a detailed statement of all costs and expenses paid or incurred by that Owner in connection with the services provided to WCNOC under this agreement and such statement shall be paid by WCNOC within 30 days after receipt. Statements for costs and expenses shall be addressed to:

               Wolf Creek Nuclear Operating Corporation
               P.O. Box 411
               Burlington, Kansas 66839
               Attention:  Purchasing

          Payment for all costs and expenses shall be made to the Owners at the following addresses:

               Kansas Gas and Electric Company
               P.O. Box 208
               Wichita, Kansas 67201
               Attention:  Vice President-Nuclear

               Kansas City Power & Light Company
               1330 Baltimore Avenue
               Kansas City, Missouri 64141
               Attention:  Senior Vice President
                           System Power Operations

               Kansas Electric Power Cooperative, Inc.
               P.O. Box 4877
               Topeka, Kansas 66604
               Attention:  Executive Vice President

     6.   All  time  sheets and work records pertaining  to  services performed under this agreement shall be retained by each Owner at least as long as required by the Federal Energy Regulatory Commission Regulations To Govern The Preservation of Records of Public Utilities and Licensees. Each Owner will, during normal working hours and upon reasonable notice, make available as appropriate, all such time sheets and work records, to appropriate personnel of WCNOC upon written request by WCNOC.

     7. The Owners and WCNOC acknowledge that for obligations which may arise under the terms of this agreement, the Owners shall be severally, but not jointly, liable in proportion to their ownership shares in the Station.

     8. WCNOC hereby expressly waives (on behalf of itself and its successors and assigns and anyone claiming an interest on behalf of or through it) any right it may have to recover for any cause (including negligence) from any Owner and its employees for any losses, damages, liabilities, penalties, fines, claims or expenses which may occur in connection with our arise out of the services performed under this Agreement. WCNOC shall indemnify and hold each Owner and its employees harmless from claims asserted by third parties (including claims asserted by other Owners) for losses, damages, liabilities, penalties, fines, claims or expenses which may occur in connection with or arise out of the services performed under this agreement even if such services were negligently performed. Provided, however, that nothing in this section shall relieve any Owner of any of its duties or obligations under Section 6.4 of the Wolf Creek Generating Station Ownership Agreement, dated as of December 28, 1981, and under Section 8.3 of the Wolf Creek Generating Station Operating Agreement dated April 15, 1986.

     9. This Agreement shall become effective upon its execution but shall not become operative until (a) each of the Owners
          and       WCNOC      shall      have      obtained      any
          and all authorizations from governmental bodies having jurisdiction over it (or them) necessary for the transfer of responsibility of the Station from KG&E to WCNOC or
	  (b) 12:01 a.m. January 1, 1987, whichever shall last occur.

     10. The failure of either WCNOC or the Owners at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party thereafter to enforce the same, nor shall the waiver by either party to any breach of any provision of this agreement by the other party be taken or held to be a waiver by such party of any succeeding breach of such provision or a waiver of the provision itself, nor shall such waiver affect the enforceability of any other provision in this Agreement.

     11. In the event any provision of this Agreement or the application thereto to any person or circumstance shall be held to be invalid under any final decision by a court having jurisdiction in the premises, the remainder of the agreement and its application to persons or circumstances, other than those to which it was held invalid, shall not be affected thereby.

     12. The validity, interpretation, and performance of the agreement and each of its provisions shall be governed by the laws of the State of Kansas.

     13. This Agreement shall be for an initial term of one year beginning January 1, 1987, and from year to year thereafter until terminated. Each party, upon ninety (90) days prior written notice to the other party may terminate this agreement at the expiration date of any successive one year term. Such termination shall not affect any obligation incurred hereunder prior to the effective date of such notice, which obligation arises out of events occurring prior to that date.

     14. All notices, communications, correspondence and billings which are to be addressed and/or delivered to those individuals identified in this Agreement and Exhibit A attached hereto, shall be delivered accordingly. Any other notice, communication or correspondence shall be addressed to:

               Wolf Creek Nuclear Operating Corporation
               P.O. Box 2908
               Wichita, Kansas 67201
               Attention:  Manager, Emergency Planning

               Kansas Gas and Electric Company
               P.O. Box 208
               Wichita, Kansas 67201
               Attention:  Vice President-Nuclear

               Kansas City Power & Light Company
               1330 Baltimore Avenue
               Kansas City, Missouri 64141
               Attention:  Senior Vice President
                           System Power Operations

               Kansas Electric Power Cooperative, Inc.
               P.O. Box 4877
               Topeka, Kansas 66604
               Attention:  Director, Power Supply & Engineering

     15. This agreement contains the entire agreement between the Owners and WCNOC with respect thereto and no amendment, modification or supplement hereto shall be binding unless in writing.

     16. This agreement shall not be assigned by either WCNOC or the Owners without the prior written consent of the other.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by duly authorized officers as of the day and year first written above.

ATTEST:                    KANSAS GAS AND ELECTRIC COMPANY

/s/ Richard D. Terrell     By /s/ Glenn L. Koester
Secretary                  Vice President-Nuclear



ATTEST:                    KANSAS CITY POWER & LIGHT COMPANY

/s/ Jeanie Sell Latz       By /s/ J. M. Evans
Asst. Secretary            Senior Vice President-System Power
                           Operations



ATTEST:                    KANSAS ELECTRIC POWER COOPERATIVE, INC.

/s/ R. D. Speece           By /s/ Alvin L. Zwick
Secretary                  Alvin L. Zwick, President



ATTEST:                    WOLF CREEK NUCLEAR OPERATING CORPORATION

/s/ W. B. Wood             By /s/ B. D. Withers
Secretary                  President

                              EHXIBIT A
                       EMERGENCY PLAN SERVICES


      1. The Owners shall supply personnel and facilities which are necessary to carry out the RERP for Wolf Creek. The personnel supplied shall attend training sessions, participate in drills and carry out their duties as detailed in the RERP during actual emergencies.

      2. Each Owner shall designate in writing an individual or group of individuals (hereinafter referred to as Contact Personnel) who shall report directly to the WCNOC Manager of Emergency Planning (hereinafter referred to as Manager E.P.). Contact Personnel are responsible for coordinating each Owners RERP activities at the direction of the Manager E.P. Each Owner shall notify the Manager E.P. in writing when Contact Personnel are changed.

      3. All communications with the state of Kansas, Coffey County, and any other governmental, public or private agency or group, as it relates to public information or emergency planning shall be in the name of WCNOC.

      4. The Manager E.P. shall identify those positions in the Emergency Response Organization (ERO) which are to be filled with
Personnel of the Owners. The Manager E.P. may increase or decrease the positions in the ERO to be filled by personnel of the Owners upon sixty (60) days written notice to Contact Personnel. Positions initially to be filled in the ERO by personnel of the Owners are the following:

     Wolf Creek Public Information Officer
     Media Release Center Manager
     Wolf Creek Spokesperson
     General Office Information Coordinator
     Public Concern Phone Coordinator
     Rumor Control Coordinator
     Documentation
     Media Inquiry Coordinator
     Media Monitoring Coordinator
     Distribution
     Media Inquiry Phone Team (4)
     Media Monitoring Team (2)
     Public Concern Phone Team
     Recording Editor
     MRC Assistant Manager
     System Control Personnel
     General Office Administrative Assistant
     Information Clearinghouse Administrative Assistant
     Information Clearinghouse Preparation Team
     Call Out Personnel

      5. Each position on the ERO shall have five (5) persons assigned to it unless the Manager E.P. requires a different number of people. Personnel may be assigned to a maximum of two positions. Contact Personnel shall select and identify, in writing to the Manager E.P. those personnel (candidates) to fill the positions identified above. The Manager E.P. shall have the right to reject any candidate identified by Contact Personnel.

      6. Upon acceptance, the personnel of the Owners shall attend initial training in accordance with the Emergency Plan Implementing
Procedures (EPP) at a time, date and place to be determined by the Manager E.P. Personnel of the Owners shall attend annual retraining sessions as specified in the EPP and shall review all training materials provided to them by the Manager E.P.

       7. Drills shall be conducted periodically to test the procedures of the RERP and the members of the ERO. Contact Personnel shall identify in writing those employees who are members of the ERO who shall participate in the drills which may be scheduled or unscheduled. Those employees who attend drills shall also attend scheduled briefings and critiques of drill performance.

      8. When an actual emergency as defined in the RERP occurs, members of the ERO shall respond in accordance with the EPP.

      9. Contact Personnel shall provide to the Manager E.P. on a quarterly basis a complete listing of each employee included in the ERO. Such listing shall include the employees name, title, home address, work address, home telephone and work telephone. Contact
Personnel shall notify the Manager E.P. on a weekly basis of any changes to the above information.

      10. On a quarterly basis, the Manager E.P. shall identify to Contact Personnel those positions in each Owner's organization for which the Manager E.P. will need the name of the individual in that position, the individuals title, work address, home telephone number and work telephone number. Contact Personnel of each Owner shall provide two listings of this information, the first listing to be by job title of each position; the second listing by alphabetical order of the individuals who fill these positions.

       11. WCNOC shall be responsible for maintaining public information emergency response facilities described in the EPP, which are located in the corporate offices of KG&E at 201 North Market in
Wichita and at the Information Clearinghouse and Media Release Center in Topeka, Kansas. KG&E shall transport any necessary supplies and audiovisual equipment described in the EPP from the Wichita offices of KG&E and WCNOC to the Information Clearinghouse and Media Release Center in Topeka.

     12. KG&E's system operations department and customer information center shall perform the call out functions described in the EPP. KG&E shall provide and maintain the pager system associated with the call out function.

     13. The scope, nature and extent of services provided herein shall be mutually agreed upon and set forth in the applicable purchase order. The charges for said services shall be enumerated in the purchase order and shall be established in accordance with the rates set in Exhibits B-1 through B-3.

                             EXHIBIT B-1

                  RATES FOR EMERGENCY PLAN SERVICES
                                KG&E

      The rates for Emergency Plan Services to be provided by KG&E are set out below and shall be in effect on January 1, 1987 and shall be amended annually thereafter by mutual agreement of the parties to be effective January 1st.

     KG&E labor shall be billed at actual labor rates.

     Fringe benefit costs shall be billed at 19% of the labor cost.

      Service overhead costs shall be billed at 12.98% of the labor costs.

      Materials shall be billed at cost plus 17% for purchasing and stores overheads.

                             EXHIBIT B-2

                  RATES FOR EMERGENCY PLAN SERVICES
                                KCPL

      The rates for Emergency Plan Services to be provided by KCPL are set out below and shall be in effect on January 1, 1987 and shall be amended annually thereafter by mutual agreement of the parties to be effective January 1st.

     KCPL labor shall be billed at actual labor rates.

     Fringe benefit costs shall be billed at 18.8% of the labor cost.

      Service overhead costs shall be billed at 21.3% of the labor costs.

      Materials shall be billed at cost plus 25% for purchasing and stores overheads.

                             EXHIBIT B-3

                  RATES FOR EMERGENCY PLAN SERVICES
                                KEPCO

      The rates for Emergency Plan Services to be provided by KEPCo are set out below and shall be in effect on January 1, 1987 and shall be amended annually thereafter by mutual agreement of the parties to be effective January 1st.

     KEPCo labor shall be billed at actual labor rates.

      Fringe benefits costs shall be billed at 33.58% of the labor cost.

      Service overhead costs shall be billed at 18.14% of the labor costs.